Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of CDC Corporation on Form F-3 of our report dated March 12, 2007 relating to the financial statements of DB Professionals, Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004 appearing in Form 6-K of CDC Corporation dated August 30, 2007.
/s/ Deloitte & Touche LLP
August 28, 2007
Portland, Oregon